CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, each dated August 28, 2024, and each included in this Post-Effective Amendment No. 161 to the Registration Statement (Form N-1A, File No. 333- 191495) of Capitol Series Trust (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated June 24, 2024, with respect to the financial statements and financial highlights of Canterbury Portfolio Thermostat Fund (one of the funds constituting Capitol Series Trust) included in the Annual Report to Shareholders (Form N-CSR) for the year ended April 30, 2024, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio

August 27, 2024